Exhibit 10.9

LETTER OF INTENT

Date:	April 6, 2005

Parties:	Fagen, Inc., a Minnesota Corporation, of Granite Falls, MN (“Fagen”) and Ethanol Grain Processors of Milan, Tennessee (“Owner”)

WHEREAS, Owner is an entity organized to facilitate the development and building of a locally-owned 50 MGY coal-fired fuel ethanol plant in Tennessee (the “Facility” or “Project”);

WHEREAS, Fagen is an engineering and construction firm capable of providing development assistance, as well as designing and constructing the Facility being considered by Owner; and

WHEREAS, this Letter of Intent supercedes and replaces the Letters of Intent dated December 7, 2004, and March 24, 2005, between Fagen and Owner relating to the Project.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, Owner and Fagen agree to use best efforts in jointly developing this Project under the following terms:

1.             Owner agrees that Fagen will Design/Build the Facility if determined by Owner to be feasible and if adequate financing is obtained.  Should Owner choose to develop or pursue a relationship with a company other than Fagen to provide the preliminary engineering or design-build services for the project, then Owner shall reimburse Fagen for all expenses Fagen has incurred in connection with the Project based upon Fagen’s standard rate schedule plus all third party costs incurred from the date of this Letter of Intent.  Such expenses include, but are not limited to, labor rates and reimbursable expenses such as legal charges for document review and preparation, travel expenses, reproduction costs, long distance phone cost, and postage.  In the event Fagen’s services are terminated by Owner, title to the technical data, which may include preliminary engineering drawings and layouts and proprietary process related information, shall remain with Fagen; however, Owner shall, upon payment of the foregoing expenses, have the limited license to use the above described technical data, excluding proprietary process related information, for construction, operation, repair and maintenance of the Project.

If Fagen intentionally or by gross negligence fails or refuses to comply with its commitments contained in this Letter of Intent, Fagen shall absorb all of its own expenses, and Owner shall have the right to terminate the Letter of Intent immediately upon written notice to Fagen, and Owner shall be released from its obligations to pay or reimburse Fagen as described above.

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2.             Fagen will provide Owner with assistance in evaluating, from both a technical and business perspective:

•      Owner organizational options;

•      The appropriate location of the proposed Facility; and

•      Business plan development.

Fagen assumes no risk or liability of representation or advice to Owner by assisting in evaluating the above.  All decisions made regarding feasibility, financing, and business risks are the Owner’s responsibility and liability.

3.             Fagen agrees to Design/Build the Facility, utilizing ICM, Inc.  technology in the plant process, for a lump sum price of $79,849,800.00, which assumes the use of Wyoming/Montana-sourced coal (Powder River Coal Company’s North Antelope Mine, located in Gillette, Cambell County, Wyoming) as the energy source for the Facility.  This lump sum price shall remain firm by Fagen to Owner until December 31, 2005, and may be subject to revision by Fagen after such date.

4.             Fagen will assist Owner in locating appropriate management for the Facility.

5.             Fagen will assist Owner in presenting information to potential investors, potential lenders, and various entities or agencies that may provide project development assistance, so long as the Project has 5% or less dilution.

6.             During the term of this Letter of Intent the Owner agrees that Fagen will be the exclusive Developer and Design-Builder for the Owner in connection with matters covered by this Letter of Intent, and Owner shall not disclose any information related to this Letter of Intent to a competitor or prospective competitor of Fagen.

7.             This Letter of Intent shall terminate on December 31, 2005 unless the basic size and design of the Facility have been determined and mutually agreed upon, and a specific site or sites have been determined and mutually agreed upon, and at least 10% of the necessary equity has been raised.  Furthermore, this Letter of Intent shall terminate on December 31, 2006 unless financing for the Facility has been secured.  Either of the aforementioned dates may be extended upon mutual written agreement of the Parties.

8.             Fagen and Owner agree to negotiate in good faith and enter into a definitive lump sum design-build agreement, including Exhibits thereto, acceptable to the Parties.  Upon execution of such agreement, this Letter of Intent becomes null and void.

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9.             The Parties will jointly agree on the timing and content of any public disclosure, including, but not limited to, press releases, relating to Fagen’s involvement in Owner’s Project, and no such disclosure shall be made without mutual consent and approval, except as may be required by applicable law.

10.           The Parties agree that this Letter of Intent may be modified only by written agreement by the Parties.

11.           This Letter of Intent may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together constitute one and the same instrument.  Signatures which have been affixed and transmitted by facsimile shall be binding to the same extent as an original signature, although the Parties contemplate that a fully executed counterpart with original signatures will be delivered to each Party.

Ethanol Grain Processors		Fagen, Inc.

By:	/ Alvin D. Escue /	By:	/Wayne Mitchell /

Its:	General Mgr./CEO	Its:	Sr. V.P.

Date:	4-8-05	Date:	4-15-05

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AMENDMENT NUMBER ONE

to

LETTER OF INTENT (“LOI”)

DATED APRIL 6, 2005

which replaced

LETTERS OF INTENT

DATED MARCH 24, 2005

and

DECEMBER 7, 2004

by and between

FAGEN, INC. (“FAGEN”)

and

ETHANOL GRAIN PROCESSORS, LLC (“OWNER”)

This Amendment Number One is entered into this 29th day of November, 2005, by and between Fagen, Inc., a Minnesota Corporation (“Fagen”) and Ethanol Grain Processors, LLC, a Tennessee Limited Liability Company (“Owner”).

Anything to the contrary contained in the LOI dated April 6, 2005, between the parties hereto, and in consideration of the mutual promises, covenants, and conditions contained in such LOI and contained herein, and for other good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree that the terms and conditions of this Amendment Number One shall prevail.

The parties hereto agree as follows:

1.     The first paragraph of the LOI is amended and replaced as follows:

WHEREAS, Owner is an entity organized to facilitate the development and building of a locally-owned 100 MGY gas-fired fuel ethanol plant in Obion, Tennessee (the “Facility” or “Project”).

2.     Section 1 of the LOI is amended by adding the following to the last sentence of the first paragraph of Section 1:

…at Owner’s sole risk.  Owner acknowledges that the technical data provided by Fagen under this Letter of Intent shall be preliminary and may not be suitable for construction and agrees that any use of such technical data without Fagen’s involvement shall be at Owner’s sole risk.

3.     Section 3 of the LOI is amended and replaced as follows:

Fagen agrees to Design-Build the Facility, utilizing ICM, Inc. technology in the plant process, for a lump sum price (“Lump Sum Price”) of $114,344,882.  The Lump Sum Price includes the adders of $2,500,000 for additional corn storage (i.e., additional one million bushels of grain storage with upright concrete storage bins) and $540,000 for unit train unloading capacity in the grain system (i.e, the grain handling upgrade).  The Lump Sum Price does not include any allowance for a water pre-treatment system, which system the parties agree will be designed and constructed by Fagen on a time and materials basis.  Fagen shall recover costs for the design and construction of such system from the allowance on a time plus material basis.  While Fagen will make best efforts to minimize its costs in the design and construction of the water pre-treatment system, Owner is advised and acknowledges that the cost of such system may be up to or exceed $2,500,000.

If, as of the date a Notice to Proceed is given, the Construction Cost Index published by Engineering News-Record Magazine (“CCI”) for the month in which the Notice to Proceed is issued, has increased over the CCI published in the Engineering New Record for September 2005 (CCI as of September 2005 = 7540.38), the Lump Sum Price will be increased by an equal percentage amount.  The costs for the design and construction of the water pre-treatment system will be reflected in the time and materials charges and therefore are not subject to the CCI escalation provision.

In addition, the Lump Sum Price referred to above assumes the use of non-union labor.  Owner acknowledges that it has taken no action which would impose a union labor or prevailing wage requirement on Fagen, Owner or the Project.  The parties acknowledge and agree that if after the date hereof, a change in applicable law, or a governmental authority acting pursuant to a change in applicable law, or an action by the Owner shall require Fagen to employ union labor or compensate labor at prevailing wages, the Lump Sum Price shall be adjusted upwards to include any increased costs associated with such labor or wages.

4.     Section 5 of the LOI is amended by adding the following sentence:

In addition, pro forma projections shall be greater than 20% ROI by year five.

5.     Section 7 of the LOI is amended and replaced as follows:

This Letter of Intent shall terminate on December 31, 2006 unless the basic size and design of the Facility have been determined and mutually agreed upon, and a specific site or sites have been determined and mutually agreed upon, and at least 10% of the necessary equity has been raised.  Furthermore, this Letter of Intent shall terminate on December 31, 2007 unless financing for the Facility has been secured.  Either of the aforementioned dates may be extended upon mutual written agreement of the Parties.

6.     Section 8 of the LOI is amended by adding the following to the end of the first sentence of Section 8:

. . . , provided that the Parties agree that the contract price and related provisions of the design-build agreement shall incorporate the provisions of paragraph 3 of this Amendment Number One to Letter of Intent.

The other provisions of the LOI (dated April 6, 2005) shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Number One on the date set forth above.

FAGEN, INC.		ETHANOL GRAIN PROCESSORS, LLC

By	/ Wayne Mitchell /	By	/ James K. Patterson /

Title	Sr. V.P.	Title	Chief Executive Officer